EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement ( No. 333-92296) on Form S-8 of Greystone Logistics, Inc. of our report dated September 16, 2011, relating to our audits of the consolidated financial statements which appears in this annual report on Form 10-K of Greystone Logistics, Inc. for the fiscal year ended May 31, 2011.  Our report dated September 16, 2011, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/S/ HOGANTAYLOR LLP
Tulsa, Oklahoma
September 16, 2011